Exhibit 99.1

AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130

AmpliPhi Biosciences Reports Third Quarter 2017 Financial Results and Business Highlights

•	Six patients with life-threatening S. aureus or P. aeruginosa infections treated to date with AB-SA01 or AB-PA01 under expanded access in the U.S. and Australia
•	Second clinical institution to treat patients with AB-SA01 or AB-PA01 under expanded access is now operational
•	First-in-human intravenous dosing of AB-SA01 as part of expanded access treatment of a patient with S. aureus
•	Webcast/conference call begins at 4:30 p.m. EST/1:30 p.m. PST today

San Diego (Nov. 14, 2017) – AmpliPhi Biosciences Corporation (NYSE American: APHB), a clinical-stage biotechnology company focused on the development of therapies for antibiotic-resistant infections using bacteriophage technology, today announced financial results for the third quarter ended September 30, 2017.

“I’m excited to report on the progress AmpliPhi made in the third quarter of 2017,” said Paul C. Grint, M.D., CEO of AmpliPhi Biosciences. “We have dosed six patients suffering from life-threatening infections under expanded access programs at two major teaching hospitals and remain on track to meet our previously announced goal of treating ten patients by year end. We have also continued our engagement with the scientific community to increase awareness of phage-based therapies as a promising technology to combat increasing antibiotic resistance. Looking forward, we expect to be well-positioned to treat up to an additional twenty patients by the end of first half of 2018, as we collect the data to prioritize lead indications for potential Phase 2 and/or registrational studies, while working with the FDA on a potential pathway to registration.”

Third Quarter 2017 and Recent Business Highlights

•	Administered first-in-human intravenous treatment of AB-SA01 for a patient suffering from a life-threatening Staphylococcus aureus (S. aureus) infection of the heart (endocarditis). AB-SA01 was administered intravenously to the patient over two weeks and was well tolerated.

•	Announced the publication of preclinical data demonstrating the activity of AB-PA01 in reducing biofilms. The paper, titled “Activity of Bacteriophages in Removing Biofilms of Pseudomonas aeruginosa Isolates from Chronic Rhinosinusitis Patients,” was published in the journal Frontiers in Cellular and Infection Microbiology in September 2017.

•	Announced publication of a case study detailing the successful treatment of a critically ill patient with a multidrug-resistant (MDR) Acinetobacter baumannii (A. baumannii) infection in the journal Antimicrobial Agents and Chemotherapy in August 2017.

•	Received a Research and Development (R&D) Tax Incentive cash rebate of USD $2.0 million from the Australian Tax Office based on the company’s R&D spending in Australia during 2016.

Third Quarter 2017 Financial Results

•	Cash and cash equivalents as of September 30, 2017 totaled $7.7 million. AmpliPhi anticipates that its current financial resources will provide sufficient cash to fund operations until mid-2018.

•	R&D expenses for the quarter ended September 30, 2017 totaled a net benefit of $0.8 million compared to an expense of $1.7 million for the same period of 2016. The decrease reflects receipt during the quarter of approximately $2.0 million from the Australian tax authority. R&D expenses, excluding any benefit from tax incentive payments, for the three months ended September 30, 2017 and 2016 were $1.2 million and $1.7 million, respectively. The decrease of $0.5 million was primarily attributable to a decrease in professional and consulting fees as well as decreased clinical expenses.

•	R&D expenses for the nine months ended September 30, 2017 were $1.8 million, net of approximately $2.0 million of tax incentive payments received from the Australian tax authority. There were no similar tax incentive payments recognized during the same period of the prior year. R&D expenses, excluding any benefit from tax incentive payments, for the nine months ended September 30, 2017 and 2016 were $3.8 million and $4.9 million, respectively. The decrease of $1.1 million was primarily related to decreases in consulting fees, professional recruitment fees and clinical expenses.

•	General and administrative (G&A) expenses for the quarter ended September 30, 2017 totaled $1.6 million compared to $1.8 million for the same period of 2016. G&A expenses for the nine months ended September 30, 2017 were $6.3 million compared to $6.9 million for the same period of 2016.

•	Net cash used in operating activities for the nine months ended September 30, 2017 was $6.8 million, as compared to $9.1 million for the nine months ended September 30, 2016.

•	There were 9.5 million shares of common stock outstanding as of November 8, 2017.

Conference Call and Webcast

AmpliPhi will hold a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call dial-in number is (866) 652-5200 for domestic callers and (412) 317-6060 for international callers, and the passcode is 10114360. A live webcast of the call will be available on the Investor Relations section of www.ampliphibio.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers. Please use passcode 10114360 to access the recording. A webcast replay will be available on the Investor Relations section of www.ampliphibio.com for 30 days, beginning approximately two hours after the completion of the call.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation is a clinical-stage biotechnology company focused on treating antibiotic-resistant infections using its proprietary bacteriophage-based technology. AmpliPhi’s lead product candidates target multidrug-resistant Staphylococcus aureus and Pseudomonas aeruginosa, which are included on the WHO’s 2017 Priority Pathogens List. Phage therapeutics are uniquely positioned to address the threat of antibiotic-resistance as they can be precisely targeted to kill select bacteria, have a differentiated mechanism of action, can penetrate and disrupt biofilms (a common bacterial defense mechanism against antibiotics), are potentially synergistic with antibiotics and have been shown to restore antibiotic sensitivity to drug-resistant bacteria. For more information visit www.ampliphibio.com.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding: AmpliPhi’s belief that it remains on track to treat ten patients with bacteriophage therapy by year end; AmpliPhi's expected ability to be well-positioned to treat up to an additional twenty patients by the end of the first half of 2018; AmpliPhi’s expected collection of the data needed to select lead indications for potential Phase 2 and/or registrational studies while working with the FDA on a potential pathway to registration; AmpliPhi's expectation that its current financial resources will provide sufficient cash to fund operations until mid-2018; and the potential benefits of phage therapy and the potential use of bacteriophages to treat bacterial infections, including infections that do not respond to antibiotics or are associated with biofilms. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in these forward-looking statements are risks and uncertainties associated with AmpliPhi’s business and financial condition and the other risks and uncertainties described in AmpliPhi’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, and AmpliPhi’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

At the Company:

Matthew Dansey

AmpliPhi Biosciences

(858) 800-4869

md@ampliphibio.com

Investor Relations:

Robert H. Uhl

Westwicke Partners

(858) 356-5932

robert.uhl@westwicke.com

Media:

David Schull or Maggie Beller

Russo Partners, LLC

(212) 845-4271

David.Schull@RussoPartnersLLC.com

Maggie.Beller@RussoPartnersLLC.com

AmpliPhi Biosciences Corporation
Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$7,725,000	$5,711,000
Prepaids and other current assets	264,000	602,000
Total current assets	7,989,000	6,313,000
Property and equipment, net	847,000	1,072,000
Intangible assets, net	4,945,000	10,768,000
Total assets	$13,781,000	$18,153,000

Liabilities and stockholders’ equity
Total current liabilities	$2,477,000	$3,538,000
Derivative liabilities	400,000	2,443,000
Deferred tax liability	1,147,000	2,449,000
Total liabilities	4,024,000	8,430,000

Stockholders’ equity	9,757,000	9,723,000
Total liabilities and stockholders’ equity	$13,781,000	$18,153,000

AmpliPhi Biosciences Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$38,000	$29,000	$95,000	$238,000
Operating expenses:
Research and development (benefit)	(829,000)	1,655,000	1,791,000	4,876,000
General and administrative	1,613,000	1,781,000	6,295,000	6,876,000
Impairment charges	-	-	5,800,000	-
Total operating expenses	784,000	3,436,000	13,886,000	11,752,000
Loss from operations	(746,000)	(3,407,000)	(13,791,000)	(11,514,000)
Other income (expense):
Change in fair value of derivative liabilities	(37,000)	1,032,000	1,997,000	2,403,000
Other income (expense), net	4,000	-	6,000	(227,000)
Total other income (expense), net	(33,000)	1,032,000	2,003,000	2,176,000
Loss before income taxes	(779,000)	(2,375,000)	(11,788,000)	(9,338,000)
Income tax benefit	-	-	1,302,000	-
Net loss	(779,000)	(2,375,000)	(10,486,000)	(9,338,000)
Excess of fair value of consideration transferred on conversion of Series B preferred stock	-	(1,214,000)	-	(3,580,000)
Accretion of Series B preferred stock	-	-	-	(1,858,000)
Net loss attributable to common stockholders	$(779,000)	$(3,589,000)	$(10,486,000)	$(14,776,000)
Net loss per share of common stock - basic	$(0.09)	$(3.23)	$(1.97)	$(17.20)
Weighted average number of shares of common stock outstanding - basic	8,874,813	1,112,039	5,326,139	859,077
Net loss per share of common stock - diluted	$(0.09)	$(3.23)	$(2.18)	$(17.72)
Weighted average number of shares of common stock outstanding - diluted	8,874,813	1,112,039	5,518,847	864,891

AmpliPhi Biosciences Corporation
Condensed Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(10,486,000)	$(9,338,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	(1,997,000)	(2,403,000)
Impairment charges	5,800,000	-
Stock-based compensation	568,000	1,698,000
Deferred taxes	(1,302,000)	-
Charge for common stock issuance	519,000	-
Warrants and other allocable expenses	-	431,000
Depreciation and amortization	255,000	245,000
Other non-cash adjustments, net	45,000	23,000
Changes in operating assets and liabilities, net	(225,000)	236,000
Net cash used in operating activities	(6,823,000)	(9,108,000)
Investing activities:
Purchases of property and equipment	(40,000)	(266,000)
Net cash used in investing activities	(40,000)	(266,000)
Financing activities:
Proceeds from sale of common stock and related warrants, net of offering costs	9,353,000	4,224,000
Other financing activities, net	(476,000)	(253,000)
Net cash provided by financing activities	8,877,000	3,971,000
Net increase (decrease) in cash and cash equivalents	2,014,000	(5,403,000)
Cash and cash equivalents, beginning of period	5,711,000	9,370,000
Cash and cash equivalents, end of period	$7,725,000	$3,967,000

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